EXHIBIT 10.52
SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) is made and entered into on this 14th day of October, 2011 by and between Comverge, Inc. (hereinafter referred to as “Company”), and Edward J. Myszka (hereinafter referred to as “Employee”).
W I T N E S S E T H
WHEREAS, Employee has been employed by the Company as the Executive Vice President of Program Delivery pursuant to an Executive Employment Agreement (“Employment Agreement”) dated September 29, 2009 and amended on September 1, 2010.
WHEREAS, The Company has decided to terminate the Employment Agreement without cause and to end Employee's employment relationship with the Company; and,
WHEREAS, the parties have decided to settle all rights, claims, and demands which Employee has against or may have against the Company arising from the termination of the Employment Agreement and/or Employee's termination of employment with the Company; and
WHEREAS, the Company and Employee desire to set forth their respective rights, duties and obligations and desire complete accord and satisfaction of all claims arising therefrom;
NOW THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee hereby agree as follows:
1.    Company's Agreements.
(a)Employee's Employment Agreement and his employment will be terminated effective December 31, 2011. Upon Employee's execution and non-revocation of this Agreement, and subject to the Employee's fulfillment of his obligations contained herein, the Company agrees to pay Employee as severance pay the amount of Two Hundred and Fifty Thousand Dollars ($250,000), which represents twelve (12) months of Employee's base salary, less any withholdings that are required under federal and state law. This severance will be paid at such times and in accordance with the Company's payroll policies and procedures as if Employee were still employed by the Company.
(b)Additionally, upon Employee's execution and non-revocation of this Agreement, and subject to the Employee's fulfillment of his obligations contained herein, the Company agrees to pay employee as severance pay an amount equal to the amount of Employee's bonus payment for the last complete year of service prior to termination, times a fraction, the numerator of which is the number of days in the year of Executive's termination through the date of such termination, and the denominator of which is 365,which is $21,900, less any withholdings that are required under federal and state law. This severance will be pro-rated over the period of such payment, and payments of a proportional amount of such bonus payment shall be paid at such times as the base salary payments are made in accordance with Section 1(a) above.
(c)Employee will remain employed by the Company until December 31, 2011 and during that time, he will continue to receive his regular, base salary in accordance with the Company's normal payroll practices, subject to all withholding requirements under federal or state law. During that time period, Employee will be entitled to participate in all Company provided benefit plans to which Employee is eligible. Employee shall not be eligible to participate in any bonus or incentive programs or plans.
(d)Employee will be paid accrued and unused PTO and work related expenses through December 31, 2011 on the next normal pay period after December 31, 2011.
(e)Company agrees that effective December 9, 2011, Employee will be entitled to keep and will own Employee's Apple computer and monitor. Provided however, that prior to December 9, 2011 Employee agrees to submit the Apple computer to Company's IT department so that Company can confirm that all Company data and information has been removed from the computer.
(f)After December 31, 2011, Group Medical and Dental benefits may be continued for up to eighteen (18) months at Employee's expense by completion and submittal of the form provided by Human Resources or its designee.
(g)Except as specifically provided herein, Employee shall be entitled to no other payments from the Company.
2.    Employee's Agreements.
(a)    Employee acknowledges and agrees that as a material inducement to the Company to enter into this Agreement, Employee hereby irrevocably and forever releases the Company and its parent and/or related companies, subsidiaries, or affiliates, and their past, present and future officers, directors, employees, agents and attorneys (collectively “Releases”) from any and all charges, claims, complaints, demands, liabilities, rights, obligations, promises, causes of action, costs, damages at law, expenses (including attorneys' fees and costs actually incurred), and suits hidden, of any nature whatsoever, known or unknown, which Employee ever had, may have, or now has arising from or related to, directly or indirectly, the non-renewal of the Employment Agreement, Employee's employment by the Company or any other events which have occurred as of the date of this Agreement, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family Medical Leave Act, the Age Discrimination in Employment Act and any and all other federal and state laws or statutes. Notwithstanding the foregoing, Employee does not release any claims under the Age Discrimination in Employment Act that may arise after the execution of this Agreement.
(b)    Employee agrees that he will continue to report to Comverge's Norcross, Georgia office and perform his normal job duties until October 20, 2011. From October 20, 2011 through and including November 27, 2011, Employee acknowledges that he will not be required to report to any Comverge office. During that time period, Employee shall be obligated to be available to consult with the Company in the event such consultation is necessary as determined by the Company's Chief Executive Officer in his sole discretion. It is the intention of the parties that Employee's obligation to consult with the Company during this period will be limited to those events which, in the sole discretion of the Company's Chief Executive Officer, constitute an emergency.
(c)    For the period of November 28, 2011 through and including December 9, 2011, Employee shall be expected to report to Comverge's Norcross, Georgia office and to perform such tasks, duties and responsibilities as are required by the Company and commensurate with Employee's position.
(d)    For the period of December 12, 2011 through and including December 16, 2011, Employee shall not be required to report to any Comverge office, but Employee agrees to make himself available by telephone for any work related discussions in which Employee's input is required.
(e)    For the period of December 19, 2011 through and including December 30, 2011, Employee shall not be required to report to any Comverge office or be available by telephone, provided that, in the event of an emergency as determined in the sole discretion of the Company's Chief Executive Officer, Employee will make himself available by telephone for consultation with the Company. Employee acknowledges that his time out of the office from December 19, 2011 through and including December 30, 2011 will count as Paid Time Off.
(f)     Effective December 31, 2011, Employee's employment by the Company shall terminate.
(g)     Employee agrees that he will continue to receive his base salary payable in accordance with the Company's normal pay periods, until December 31, 2011, but that he will not be entitled to any bonus or incentive pay for calendar year 2011.
(h)    Employee acknowledges that the Company has agreed to pay Employee severance pay as outlined herein during the period of January 1, 2012 to December 31, 2012. Employee acknowledges that such severance pay is conditioned upon Employee's agreement to be available to consult with the Company on an as needed basis for a minimum of forty (40) hours per month. Should Employee provide consulting services in excess of forty (40) hours per month, the Company agrees to pay Employee at a rate of $150.00 per hour for such services. Provided, however, that if at any time during the period of January 1, 2012 to December 31, 2012 Employee accepts full time employment with another employer, Employee's obligation to provide the consulting services set forth in this Section(h) shall immediately terminate.
Employee's refusal to provide the minimum of forty (40) hours of consulting services per month on an as needed basis as outlined herein will result in the forfeiture by Employee of any remaining severance payments.
(i)      Employee represents and agrees that he will keep the terms, the amount, and the fact of this Agreement completely confidential and he will not hereafter disclose such information to anyone except as he may be required to do so by law. Employee further agrees that he will not engage in any conduct which is designed to disparage or has the effect of disparaging the Company or any of its officers, parent, subsidiary, affiliate, or related companies or their agents, employees or representatives.
(j)    Employee represents and warrants that he has been encouraged to seek advice from anyone of his choosing, including his attorney, accountant or tax advisor prior to his signing it; that this Agreement represents written notice that he do so; that he has been given the opportunity and sufficient time to seek such advice; that he has carefully read and fully understands all of the provisions of this Agreement; and that he is voluntarily entering into this Agreement. Employee understands that he may take up to twenty-one (21) days to consider whether or not he desires to enter into this Agreement. Employee further represents and warrants that he was not coerced, threatened or otherwise forced to sign this Agreement, and that his signature appearing hereinafter is genuine.
(k)    Employee represents and acknowledges that, in executing this Agreement, he does not rely and has not relied upon any representation or statement made by any of the Releasees or by any of the Releasees' agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement.
3.    Other Agreements.
(a)    Employee understands and acknowledges that he has seven (7) days after his acceptance and execution of this Agreement to revoke this Agreement. Should Employee choose to revoke his acceptance and execution of this Agreement within that seven (7) day period, he must submit such revocation in writing to Tracy Caswell, Senior Counsel of the Company prior to the expiration of the seven (7) day period. After such seven (7) day period, this Agreement will be irrevocable.
(b)    Employee represents and acknowledges that he has not executed and does not rely upon any other severance or other obligations of the Company which are not contained in the Employment Agreement and that the Company shall have no obligations under any other severance or other agreement other than this Agreement. Employee further acknowledges that this Agreement supersedes any previous severance or other agreements regarding Employee's employment, right to payment from the Company or severance benefits, whether or not expressed in writing, and the Company's obligation to pay any severance or other benefit other than those obligations set forth herein have terminated and are null and void. This Agreement supersedes and terminates any prior agreements, whether written or otherwise, between Employee and the Company or any predecessor of the Company, except that Employee's post employment obligations contained in the Employment Agreement shall continue in full force and effect in accordance with the terms of the Employment Agreement and Employee shall remain obligated to comply with standard Company policies through and including his last day of employment. Notwithstanding the foregoing, Employee's Indemnification Agreement dated August 24, 2006 shall remain in full force and effect and this Agreement shall not supersede the terms and conditions contained in the Indemnification Agreement.
(c)    Employee warrants that he will deliver to the Company all property belonging to the Company no later than his date of termination. Employee acknowledges and agrees that payment from the Company under this Agreement is contingent upon the return of all Company property.
(d)    The Company and Employee agree that the failure of the Company to insist upon any one or more instances relating to the performance of any of the terms, covenants, or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant, or condition.
(e)    The Company and Employee agree that this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, and representatives. Neither this Agreement nor any right hereunder may be assigned by Employee.
(f)    The Company and Employee agree that this Agreement sets forth the full and complete understanding of the parties with respect to the matters addressed herein and that the validity of this Agreement and any of the provision hereof shall be interpreted, construed, and determined under and according to the laws of the State of Georgia.

4.    Employee Statement.
I have read and understand this entire Agreement. I understand that I have twenty one (21) days to consider whether or not I desire to enter into this Agreement. I understand that I have seven (7) days to revoke this Agreement even after I provide a signed copy to the Company. After the expiration of such seven (7) day period, this Agreement will be binding upon me and will be irrevocable.
I understand that by signing this Agreement, I am giving up rights I may have. I understand I do not have to sign this Agreement.

Edward J. Myszka
/s/ Edward J. Myszka
Date: October 14, 2011

Comverge, Inc.
/s/ Steve K. Moffitt
By: Steve K. Moffitt
Date: October 14, 2011